Exhibit 99

                       Press Release Dated April 23, 1997

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                             FIDELITY BANCORP, INC.


FOR IMMEDIATE RELEASE                       FOR FURTHER INFORMATION CONTACT:
---------------------                       --------------------------------
April 23, 1997                                     Richard G. Spencer
                                                   Vice President and CFO
                                                   (412) 367-3300

                FIDELITY BANCORP, INC., PITTSBURGH, PENNSYLVANIA
                     ANNOUNCES PREFERRED SECURITIES OFFERING


        Fidelity Bancorp, Inc. -- April 23, 1997 -- William L. Windisch, President and Chief Executive Officer of Fidelity Bancorp, Inc., Pittsburgh, Pennsylvania (the "Company"), the parent holding company of Fidelity Savings Bank (the "Bank") announced today that the Company has filed a Prospectus with the Securities and Exchange Commission ("SEC") relating to the sale in an underwritten public offering of $10,000,000 (1,000,000 shares at $10.00 per share) of Preferred Securities (the "Offering"). The Preferred Securities represent undivided beneficial interests in the assets of FB Capital Trust (the "Trust"), a Delaware statutory business trust, which has as its sole asset junior subordinated debentures to be issued by the Company.

        The Preferred Securities are being underwritten by Ryan, Beck & Co., and the Offering is expected to occur during the beginning of May 1997. The proceeds from the sale of the Preferred Securities will be used by the Trust to purchase junior subordinated debentures issued by the Company. The proceeds received by the Company from the sale of the junior subordinated debentures are expected to qualify as regulatory capital for the Company and a portion thereof may be used to contribute capital through investments in or advances to the Bank. The remainder of the proceeds will be held by the Company and may be used to repurchase stock and for other general corporate purposes as well as to meet debt service obligations of the Company under the junior subordinated debentures.

        The Bank is a Pennsylvania chartered savings bank that conducts its business from eight locations in Allegheny and Butler Counties. The Bank is a community-oriented savings bank which offers a variety of savings deposit products to its retail customers and originates real estate loans, commercial loans and consumer loans. At December 31, 1996, the Company had total consolidated assets of $320.3 million, total deposits of $233.6 million and total stockholders' equity of $23.1 million. The Preferred Securities are expected to be listed on the NASDAQ National Market System under the symbol
"FSBIP." The Company's common stock is traded on the NASDAQ National Market System under the symbol "FSBI."